Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of December 30, 2008, by and between YADKIN VALLEY BANK AND TRUST COMPANY, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and JOSEPH H. TOWELL, an individual resident of North Carolina (hereinafter referred to as the “Officer”). This Agreement amends and restates that certain employment agreement dated May 20, 2008.
     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:
     1. Employment. The Bank agrees to continue to employ the Officer and the Officer agrees to continue to accept employment upon the terms and conditions stated herein as an Executive Vice President of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in at least one civic organization in Iredell County, and perform such other duties as shall, from time to time, be reasonably assigned by the President. Upon the request of the President of the Bank, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.
     2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $165,000 per annum, payable in cash not less frequently than monthly. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.
     3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid by the Board of Directors of the Bank (the “Directors”) to the Bank’s key management employees. All such bonuses authorized and declared by the Directors shall be paid in cash at the latest within sixty days of the earlier of such authorization or declaration. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.
     4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.
          (a) The Officer shall also be entitled to participate in any plan relating to health insurance, deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may adopt from time to time, for the benefit of its employees generally, subject to the eligibility rules of such plans. Any options or similar awards shall be issued to the Officer at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.
          (b) The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Bank. The Bank shall reimburse the Officer for such expenses described in this Paragraph 4 within 60 days of Officer’s incurring such expense.
     5. Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending one calendar year from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended; provided that the Bank shall review the Officer’s performance annually and make a specific determination pursuant to such review to renew this Agreement prior to the 90 days’ notice.
     6. Loyalty; Noncompetition.
          (a) The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.
          (b) For and in consideration of the agreement by the parent corporation of the Bank, Yadkin Valley Financial Corporation, to grant the Officer 10,000 options to purchase shares of its common stock, which the Officer agrees is adequate consideration, during the term of this Agreement, or any renewals thereof, and for a period of one year after termination, the Officer agrees he will not, within Iredell County, North Carolina, or within 15 miles of any Bank office opened during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank for “good reason” (as such term is defined in Paragraph 10(b) hereof) following a “Change in Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.
          (c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.
          (d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.
     7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.
     8. Termination and Termination Pay. For purposes of this Agreement, the term “terminate” or “termination” shall mean a “separation from service” as defined by Treasury Regulation § 1.409A-1(h).
          (a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter. All such payments due under this Paragraph 8(a) shall be paid to the estate within 30 days of the date of death of the Officer.
          (b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Bank. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination. All such payments due under this Paragraph 8(b) shall be paid to the Officer within 30 days of the date of written notice to the Bank.
          (c) The Bank may terminate the Officer’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Subject to Paragraph 11(b) below, any amount of compensation or other benefit that the Officer has a right to as of the date of termination shall be paid within 30 days of such termination. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

          (d) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event that the Bank determines that the Officer has become disabled (as defined by Treasury Regulation § 1.409A-3(i)(4)) during the term of this Agreement. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and all such amounts shall be paid to the Officer within 30 days of such termination. The Officer shall also be entitled to receive any payments provided under any disability income plan of the Bank which is applicable to the Officer.
          In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally disabled such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such disability shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such disability by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).
     9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:
          (a) the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or
          (b) in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
     10. Change in Control.
          (a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of Yadkin Valley Financial Corporation other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Such sum shall be payable as provided in Subparagraph (e) below.
          (b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement for “good reason”, as such term is defined by Treasury Regulation § 1.409A-1(n)(2), within twenty-four months following a Change in Control.

          (c) In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
          (d) For the purposes of this Agreement, the term Change in Control shall mean as defined by Treasury Regulation § 1.409A-3(i)(5). Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Officer and Yadkin Valley Financial Corporation agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
          (e) Subject to Paragraph 11(b) below, such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum payment within fifteen (15) days following termination of this Agreement.
          (f) Following an event constituting good reason for termination which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of such event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination which describes the Change in Control and the event constituting good reason. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to the event constituting good reason, but shall retain rights, if any, hereunder with respect to any other event constituting good reason as to which such period has not expired.
          (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.
          (h) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.
     11. Conditions to any Payment of Severance Amounts.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.
          (b) If: (1) when the Officer’s employment terminates under this Agreement he is a specified employee, as defined in Section 409A of the Code or the regulations promulgated thereunder; (2) the Officer’s employment did not terminate because of his death; (3) any payments under this Agreement will result in additional tax or interest to the Officer because of

Section 409A or the regulations promulgated thereunder; and (4) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, then despite any provision of this Agreement to the contrary the Officer will not be entitled to such payments until the earlier of: (1) six months and one day after termination of the Officer’s employment; or (2) his death. Payments that would have otherwise been paid during such six month and one day period shall be accumulated and paid on the earlier of: (1) the first day of the seventh month after such termination of employment; or (2) death of the Officer; and the remaining amount of any such payment due under this Agreement shall be paid as set forth elsewhere in this Agreement without regard to this Paragraph.
     12. Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.
          (b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.
     13. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     14. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
     15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the employment of the Officer and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Officer agrees that no promises, representations, or inducements have been made which caused Officer to sign this Agreement other than those which are expressly set forth above.
(Signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:	/s/ William A. Long
William A. Long
President and Chief Executive Officer

Attest:

/s/ Patricia H. Wooten
Corporate Secretary

OFFICER
/s/ Joseph H. Towell
Joseph H. Towell